As filed with the Delaware Secretary of State on 2/21/96.



                             AMENDED
                 CERTIFICATES OF DESIGNATIONS OF
                  SERIES B PREFERRED STOCK AND
                   SERIES 9% AA PREFERRED STOCK
                               OF
                    FLORIDA GAMING CORPORATION


     Florida Gaming Corporation (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

     That pursuant to authority conferred upon by the Board of Directors by the Corporation's Certificate of Incorporation, as amended, and pursuant to the provisions of Section 151 of the General Corporation Law, the Board of Directors, acting at a meeting of the Directors held on February 20, 1996, hereby adopted the resolutions set forth on the attached page to:

     A. Authorize an increase in the number of the Corporation's preferred stock designated as Series B Preferred Stock from 5,000 shares to 10,000 shares; and

     B. Terminate the designation of 5,000 shares of the Corporation's preferred stock as Series 9% AA Preferred
          Stock, none of which are outstanding or will be issued.


Date: February 20, 1996                 FLORIDA GAMING CORPORATION


                                   By /s/ W. Bennett Collett
                                      W. Bennett Collett
                                      Chairman and Chief Executive Officer

ATTEST:


/s/ Timothy L. Hensley
Timothy L. Hensley
Executive Vice President
  and Assistant Secretary

                    FLORIDA GAMING CORPORATION
                       (the "Corporation")

               RESOLUTION OF THE BOARD OF DIRECTORS

         INCREASING THE NUMBER OF DESIGNATED SHARES OF
                 SERIES B PREFERRED STOCK AND
          ELIMINATING THE SERIES 9% AA PREFERRED STOCK

WHEREAS:

A. The Corporation's share capital includes 500,000 shares of preferred stock, par value $.10 per share ("Preference Shares"), which may be issued in one or more series with the directors of the Corporation (the "Board") having the authority to establish by resolution the number of shares in each series and to designate the rights, privileges, restrictions and conditions attaching to the shares of each series; and

B. Pursuant to Certificates of Designation filed with the Secretary of State of the State of Delaware on December 20, 1995 and November 29, 1995, respectively, the Corporation has designated 5,000 Preference Shares as Series B Preferred Stock ("Series B Shares") and 5,000 Preference Shares as Series 9% AA Preferred Stock ("Series AA Shares"); and

C. It is in the best interests of the Corporation for the Board to designate more Preference Shares as Series B Shares; and

D. The Board wishes to eliminate the series of Preference Shares designated as Series AA Shares, none of which are outstanding or will be issued.

NOW, THEREFORE, BE IT RESOLVED, that upon the filing of the Amended Certificate of Designation with the Delaware Secretary of State to amend the Certificates of Designations for the Series B Shares and the Series AA Shares:

1. The number of Preference Shares designated as Series B Shares shall be increased from 5,000 shares to 10,000 shares; and

2.   The designation of 5,000 Preference Shares as Series AA
     Shares, none of which are outstanding and none of which shall be issued, shall be terminated.